Exhibit 99.1
1st MARINER REPORTS 1st Quarter 2009 results
  Despite loss, operating results strengthen as assets, loans and deposits rise.
Residential loan production hits record level.

Baltimore, MD (May 1, 2009) – 1st Mariner Bancorp (Nasdaq: FMAR), parent company of 1st Mariner Bank and Mariner Finance, LLC, announced that its loss for the 1st quarter of 2009 totaled $3.101 million (-$.48 per diluted share) compared to a reported net loss for the quarter ended March 31, 2008, of $3.278 million (-$.52 per diluted share). The loss was narrower than the fourth quarter of 2008 loss of $9.060 million.  The quarter was marked by significant improvements in non credit related operating performance, continued growth in loans and deposits, and higher loan and securities credit losses.1st Mariner reported its total assets ended March 31, 2009 at $1.380 billion, an increase of 7% from March 31, 2008.

1st Mariner’s performance improved substantially in several areas.

•	1st Mariner’s total loans, including commercial, consumer and residential loans, increased by 15% year over year, and deposits increased by 8%.
•	Residential loan production was a record level of $513 million.
•	Restructuring initiatives resulted in no increase in compensation costs compared to 1st quarter 2008, despite the continued expansion of Mariner Finance.
•
Current quarter operating results excluding the loan loss provision, write-downs or losses on sales of other real estate owned, and Other Than Temporary Impairment charges on securities improved to a profit of $2.612 million compared to a loss of $1.247 million in the first quarter of 2008.

“We see many positive trends in the first quarter operating numbers, especially strong mortgage banking originations and revenue that contributed significantly to the improvement in our results,” said Edwin F. Hale, Sr., 1st Mariner’s chairman and chief executive officer. “This momentum is continuing as we move through the second quarter.”
Mr. Hale said the company faced a stiff challenge in the first quarter as the appraised value of its non performing real estate loans and foreclosed residential real estate continued to deteriorate, requiring the Bank to make additional loan loss reserves and losses on other real estate owned. He likened the situation in residential real estate to the losses on securities necessitated by mark-to-market accounting rules. “Property assessors are in a cycle of downward valuations which, in time, may prove to be as excessively negative as they were excessively optimistic during the real estate boom. Nonetheless, we have to account for their pessimism as losses today.” Yet, he notes that foreclosed homes are selling at a faster pace than previously.

Mr. Hale said that the company remains focused on a return to profitability and improvement in the company’s capital levels. “The progress we have made in core profitability will only be visible when our credit costs subside, and we work diligently toward that goal everyday.  Alongside these efforts, we are pursuing additional capital through the potential sale of assets as well as exploring external sources of new equity. While we are under no regulatory directive to raise our capital levels, we believe it is prudent in light of the severity and uncertainty of the current market conditions.”  Mr. Hale concluded, “We will strive to augment our capital levels independent of Government support and position ourselves to capitalize on what is certain to be a vastly changed local banking marketplace in 2010.” Mr. Hale noted that the completion of the pending acquisition of Provident Bankshares Corp. by M&T Bank Corp. will make First Mariner the largest locally owned bank in Baltimore by the middle of 2009.

Operating Summary

The reported loss for the first quarter of 2009 reflected significant credit related losses largely associated with residential real estate assets of approximately $6.5 million; comprised of $4.4 million in the provision for loan losses, and $2.1 million for the disposition or cost to maintain foreclosed property. The first quarter loss also included non-cash charges for Other Than Temporary Impairment (OTTI) on the company’s two remaining pooled preferred investment securities ($1.7 million).  The recorded impairment was made in conjunction with the early adoption of new accounting standards governing the recognition of OTTI and reflected the estimated credit related losses associated with these securities. The adoption also resulted in reversal of $1.9 million of previously recognized OTTI that was added to retained earnings as a prior period adjustment.

-	Total revenue increased $2.573 million (+16%), primarily reflecting strength in mortgage and finance company revenues.

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While average earning assets grew by $105 million (+10%), a decline in the net interest margin to 3.70% from 4.36% last year resulted in a decrease in net interest income of $892 thousand (-7%). The lower margin resulted from the increase in non-performing assets, and decreases in non-interest bearing sources of funding. The company estimates the quarterly interest costs on its non performing assets to  be approximately $900 thousand and negatively impacts the net interest margin by over 30 basis points.

-
The provision for loan losses totaled $4.396 million compared to $3.823 million in the corresponding quarter last year. Net charge-offs increased $2.854 million and included higher charge-offs of residential mortgage loans, residential construction loans, and modestly higher consumer finance charge-offs.   Management increased the allowance for loan losses to $15.515 million from $13.808 million (+12%) at March 31, 2008, totaling 1.58% of loans outstanding compared to 1.62% last year. Non-performing assets increased to $65.137 million (4.72% of total assets) from $40.234 million (3.12% of total assets) last year.  Non- performing assets totaled 4.42% of assets as of December 31, 2008. The increase compared to both periods is primarily attributable to higher levels of non-performing residential construction and development loans.  Loans past due 90 days and still accruing totaled $10.742 million as of March 31, 2009, compared to $13.891 million at March 31, 2008, and $9.679 million as of December 31, 2008.

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Non-interest income increased by $3.645 million primarily due to stronger results in mortgage banking and finance company revenues.  Mortgage banking revenue increased $3.3 million due to increased volume of loans sold and increased pricing spreads. Sales on insurance products by Mariner Finance improved $114 thousand while deposit service charges declined by $203 thousand. The Company recorded $1.716 million in non cash OTTI losses on securities in the first quarter of 2009.  Market valuations on trading assets and liabilities improved by $1.8 million.

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Non-interest expenses increased by $2.014 million (+11%). Losses recorded for the write-down or sales of foreclosed properties increased by $1.478 million.  Professional services grew by $437 thousand primarily reflecting higher regulatory compliance and loan workout costs. Excluding these items, operating expenses were flat.

Comparing balance sheet data as of March 31, 2009, to March 31, 2008, total assets were $1.380 billion, compared to $1.291 billion last year. Loans outstanding increased $127 million (+15%). Commercial loans outstanding increased by $50 million (+11%), while Mariner Finance receivables increased by $20 million (+23%), and Bank consumer loans increased by $26 million (+23%). Residential mortgage loans grew by $55 million, while residential construction loans declined by approximately $17 million. Total mortgage loans originated totaled $513 million for the first quarter of 2009, compared to $415 million for the same period of 2008. Deposits totaled $1.022 billion (+8%) compared to $942 million at March 31, 2008. Certificates of deposit increased $199 million, reflecting continued shift out of money market accounts that decreased by $82 million.  Non-interest bearing checking accounts decreased $18 million and NOW accounts declined $19 million.

Stockholders’ Equity declined by $17 million, which decreased 1st Mariner’s book value per share to $6.81 compared to $9.55 as of March 31, 2008. Capital Ratios at the end of the quarter for First Mariner Bank were as follows: Leverage Ratio = 6.2%; Tier 1 risk-based ratio = 7.3% Total Capital Ratio = 9.1%.  Capital levels increased somewhat from December 31, 2008 due to additional capital infusions from First Mariner Bancorp. All capital ratios exceed minimum requirement levels under current regulatory definitions.

First Mariner also announced that it had entered into a regulatory order with the Federal Deposit Insurance Corporation for alleged violations of consumer protection laws and regulations relative to its fair lending and disclosure practices. The Bank has not admitted to the FDIC’s allegations that it discriminated against “protected class” borrowers on a limited number of loans, but agreed to settle the dispute to avoid further distraction and litigation expense.

 “1st Mariner has been a leading supporter of the minority community,” said Hector Torres, a director of the Bank. “The bank’s commitment to the market has helped families purchase homes, cars, and establish lines of credit. It has played a huge role in keeping credit flowing to minority families, individuals and businesses. The company has been recognized by local Hispanic consumer and business organizations for its commitment to their banking needs.”
In its regulatory action, the FDIC imposed a fine of $50,000.  In anticipation of a possible agreement with the FDIC, 1st Mariner reserved $950,000 in the final quarter of 2008 to cover the amount required to be reimbursed to affected borrowers, so the agreement will have minimal impact on the bank’s financial performance in 2009.

1st Mariner Bancorp is a bank holding company with total assets of $1.380 billion.  Its wholly owned banking subsidiary, 1st Mariner Bank, (total assets $1.265 billion) operates 25 full service bank branches in Baltimore, Anne Arundel, Harford, Howard, Talbot, and Carroll counties in Maryland, the City of Baltimore, and Shrewsbury, Pennsylvania.  1st Mariner Mortgage, a division of 1st Mariner Bank, operates retail offices in Central Maryland, the Eastern Shore of Maryland, and Massachusetts.  1st Mariner Mortgage also operates direct marketing mortgage operations in Baltimore City.  Mariner Finance, LLC, (total assets $101 million) is a consumer finance subsidiary that currently operates branches in Maryland, Delaware, Virginia, New Jersey, and Tennessee.  1st Mariner Bancorp’s common stock is traded on the Nasdaq National Market under the symbol “FMAR”.  1st Mariner’s Web site address is www.1stMarinerBancorp.com, which includes comprehensive level investor information.

In addition to historical information, this press release contains forward-looking statements that involve risks and uncertainties, such as statements of the Company’s plans and expectations regarding efficiencies resulting from new programs and expansion activities, revenue growth, anticipated expenses, profitability of mortgage banking operations, and other unknown outcomes.  The Company’s actual results could differ materially from management’s expectations.  Factors that could contribute to those differences include, but are not limited to, changes in regulations applicable to the Company’s business, successful implementation of the Company’s branch expansion strategy, its concentration in real estate lending, increased competition, changes in technology, particularly Internet banking, impact of interest rates, possibility of economic recession or slowdown (which could impact credit quality, adequacy of loan loss reserve and loan growth) and control by and dependency on key personnel, particularly Edwin F. Hale, Sr., Chairman of the Board of Directors and CEO of the Company.

Contact: Mark A. Keidel – SVP/CFO 410-558-4281

FINANCIAL HIGHLIGHTS (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands, except per share data)
	For the period ended March 31,
	2009	2008	$ Change	% Change
Summary of Earnings:
Net interest income	$11,078	$11,970	(892)	-7%
Provision for loan losses	4,396	3,823	573	15%
Noninterest income	8,273	4,628	3,645	79%
Noninterest expense	20,495	18,481	2,014	11%
Income before income taxes	(5,540)	(5,706)	166	3%
Income tax benefit	(2,439)	(2,428)	(11)	0%
Net (loss) income	(3,101)	(3,278)	177	5%

Profitability and Productivity:
Return on average assets	-0.94%	-1.07%	-	12%
Return on average equity	-26.28%	-19.74%	-	-33%
Net interest margin	3.70%	4.36%	-	-15%
Net overhead ratio	3.17%	4.51%	-	-30%
Efficiency ratio	97.28%	111.34%	-	-13%
Mortgage loan production	512,575	414,955	97,620	24%
Average deposits per branch	40,872	36,238	4,634	13%

Per Share Data:
Basic earnings per share	$(0.48)	$(0.52)	0.04	7%
Diluted earnings per share	$(0.48)	$(0.52)	0.04	7%
Book value per share	$6.81	$9.55	(2.74)	-29%
Number of shares outstanding	6,452,631	6,371,486	81,145	1%
Average basic number of shares	6,452,631	6,351,831	100,800	2%
Average diluted number of shares	6,452,631	6,351,831	100,800	2%

Summary of Financial Condition:
At Period End:
Assets	$1,379,600	$1,290,568	89,032	7%
Investment Securities	52,650	79,914	(27,264)	-34%
Loans	980,470	853,214	127,256	15%
Deposits	1,021,807	942,184	79,623	8%
Borrowings and repurchase agreements	225,006	197,405	27,601	14%
Stockholders' equity	43,921	60,829	(16,908)	-28%

Average for the period:
Assets	1,346,388	1,236,183	110,205	9%
Investment Securities	51,466	81,634	(30,168)	-37%
Loans	980,800	849,040	131,760	16%
Deposits	991,861	901,481	90,380	10%
Borrowings	299,173	264,146	35,027	13%
Stockholders' equity	47,981	66,784	(18,803)	-28%

Capital Ratios: First Mariner Bank
Leverage	6.2%	7.1%	-	-13%
Tier 1 Capital to risk weighted assets	7.3%	8.7%	-	-16%
Total Capital to risk weighted assets	9.1%	10.6%	-	-14%

Asset Quality Statistics and Ratios:
Net Chargeoffs	5,658	2,804	2,854	102%
Non-performing assets	65,137	40,234	24,903	62%
90 Days or more delinquent loans	10,742	13,891	(3,149)	-23%
Annualized net chargeoffs to average loans	2.35%	1.33%	-	77%
Non-performing assets to total assets	4.72%	3.12%	-	51%
90 Days or more delinquent loans to total loans	1.10%	1.63%	-	-33%
Allowance for loan losses to total loans	1.58%	1.62%	-	-2%

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)
	For the period ended March 31,
	2009	2008	$ Change	% Change
Assets:
Cash and due from banks	$100,905	$31,514	69,391	220%
Interest-bearing deposits	7,068	81,665	(74,597)	-91%
Trading securities, at fair value	12,378	36,327	(23,949)	-66%
Available-for-sale investment securities, at fair value	40,272	43,587	(3,315)	-8%
Loans held for sale	85,298	97,278	(11,980)	-12%
Loans receivable	980,470	853,214	127,256	15%
Allowance for loan losses	(15,515)	(13,808)	(1,707)	12%
Loans, net	964,955	839,406	125,549	15%
Other real estate owned	22,403	19,882	2,521	13%
Restricted stock investments, at cost	7,619	5,941	1,678	28%
Property and equipment, net	48,750	51,269	(2,519)	-5%
Accrued interest receivable	6,400	7,184	(784)	-11%
Deferred income taxes	23,562	12,793	10,769	84%
Bank Owned Life Insurance	35,251	35,302	(51)	0%
Prepaid expenses and other assets	24,739	28,420	(3,681)	-13%
Total Assets	$1,379,600	$1,290,568	89,032	7%

Liabilities and Stockholders' Equity:
Liabilities:
Deposits	$1,021,807	$942,184	79,623	8%
Borrowings	161,510	132,838	28,672	22%
Borrowings carried at fair value	63,496	64,567	(1,071)	-2%
Junior subordinated deferrable interest debentures	73,724	73,724	-	0%
Accrued expenses and other liabilities	15,142	16,426	(1,284)	-8%
Total Liabilities	1,335,679	1,229,739	105,940	9%

Stockholders' Equity
Common Stock	323	319	4	1%
Additional paid-in capital	56,753	56,569	184	0%
Retained earnings	(7,438)	6,325	(13,763)	-218%
Accumulated other comprehensive (loss) income	(5,717)	(2,384)	(3,333)	140%
Total Stockholders' Equity	43,921	60,829	(16,908)	-28%
Total Liabilities and Stockholders' Equity	$1,379,600	$1,290,568	89,032	7%

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)
	For the period ended March 31,
	2009	2008	$ Change	% Change
Interest Income:
Investment securities and other earning assets	$800	$1,723	(923)	-54%
Loans	19,639	20,001	(362)	-2%
Total Interest Income	20,439	21,724	(1,285)	-6%

Interest Expense:
Deposits	6,418	6,156	262	4%
Borrowed funds and other	2,943	3,598	(655)	-18%
Total Interest Expense	9,361	9,754	(393)	-4%

Net Interest Income	11,078	11,970	(892)	-7%

Provision for Loan Losses	4,396	3,823	573	15%

Net Interest Income After Provision for Loan Losses	6,682	8,147	(1,465)	-18%

Noninterest Income:
Service fees on deposits	1,332	1,535	(203)	-13%
ATM Fees	714	777	(63)	-8%
Gains on sales of mortgage loans	3,614	654	2,960	453%
Other mortgage banking revenue	1,296	977	319	33%
Gains on sales of investment securities, net	(1,716)	-	(1,716)	-100%
Losses value of trading assets and trading liabilities	768	(1,020)	1,788	175%
Commissions on sales of nondeposit investment products	136	240	(104)	-43%
Commissions on sales of other insurance products	734	620	114	18%
Income from bank owned life insurance	336	371	(35)	-9%
Other	1,059	474	585	123%
Total Noninterest Income	8,273	4,628	3,645	79%

Noninterest Expense:
Salaries and employee benefits	9,207	9,204	3	0%
Occupancy	2,947	2,631	316	12%
Furniture, fixtures and equipment	979	983	(4)	0%
Advertising	258	430	(172)	-40%
Data Processing	513	548	(35)	-6%
Professional services	858	421	437	104%
Writedowns and costs of other real estate owned	2,114	636	1,478	232%
Other	3,619	3,628	(9)	0%
Total Noninterest Expense	20,495	18,481	2,014	11%

(Loss) Income Before Income Taxes	(5,540)	(5,706)	166	3%

Income Tax (benefit) Expense	(2,439)	(2,428)	(11)	0%

Net (loss) Income	$(3,101)	$(3,278)	177	5%

CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)
	For the period ended March 31,
	2009		2008
	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate
Assets:
Loans
Commercial Loans and LOC	$88,429	5.23%	$65,194	6.92%
Comm/Res Construction	105,008	5.31%	124,975	7.27%
Commercial Mortgages	325,014	6.80%	275,525	7.74%
Residential Constr - Cons	67,175	4.85%	90,371	7.65%
Residential Mortgages	140,559	5.83%	88,651	6.36%
Consumer	254,615	11.94%	204,324	13.38%
Total Loans	980,800	7.57%	849,040	8.81%

Loans held for sale	84,868	5.19%	82,453	5.64%
Available for sale securities, at fair value	51,466	6.15%	81,634	5.62%
Interest bearing deposits	60,725	0.14%	61,490	3.18%
Restricted stock investments, at cost	7,373	0.00%	5,983	5.90%

Total earning assets	1,185,232	6.91%	1,080,600	7.99%

Allowance for loan losses	(17,255)		(11,933)
Cash and other non earning assets	178,411		167,516

Total Assets	$1,346,388		$1,236,183

Liabilities and Stockholders' Equity
Interest-bearing deposits
NOW deposits	6,453	0.70%	15,861	0.32%
Savings deposits	52,920	0.31%	53,398	0.32%
Money market deposits	160,088	0.88%	254,887	1.94%
Time deposits	659,427	3.72%	439,219	4.46%
Total interest-bearing deposits	878,888	2.96%	763,365	3.24%

Borrowings	299,173	4.00%	264,146	5.48%

Total interest-bearing liabilities	1,178,061	3.22%	1,027,511	3.82%

Noninterest-bearing demand deposits	112,973		138,116
Other liabilities	7,373		3,772
Stockholders Equity	47,981		66,784

Total Liabilities and Stockholders' Equity	$1,346,388		$1,236,183

Net Interest Spread		3.69%		4.17%

Net Interest Margin		3.70%		4.36%